UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ X ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-12

KINGSTONE COMPANIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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2)	Aggregate number of securities to which transaction applies: not applicable

3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

not applicable

4)	Proposed maximum aggregate value of transaction: not applicable

5)	Total fee paid: not applicable

[ ]	Fee paid previously with preliminary materials:

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4)	Date Filed:

KINGSTONE COMPANIES, INC.
1154 Broadway
Hewlett, New York 11557

NOTICE OF PROPOSED ACTION BY WRITTEN CONSENT
IN LIEU OF A MEETING OF STOCKHOLDERS

To the Stockholders of Kingstone Companies, Inc.:

The stockholders of Kingstone Companies, Inc., a Delaware corporation (the “Company”), are being asked to approve the Company’s issuance of 787,409 shares of common stock (the “Exchange Shares”) in exchange for the Company’s outstanding Series E preferred stock (the “Exchange”) as described in the accompanying proxy statement. The Exchange will be approved by written consent in lieu of a meeting of stockholders if stockholders who hold a majority of the shares of common stock of the Company that are issued and outstanding as of the close of business on October 15, 2010 (excluding the Exchange Shares) consent, directly or by proxy, to the Exchange (“Stockholder Approval”).

Important notice regarding the availability of Proxy Materials: The proxy statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010 are available electronically to the Company’s stockholders of record as of the close of business on October 15, 2010 at www.proxyvote.com.

Victor Brodsky
Secretary

Hewlett, New York
October __, 2010

PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE INSTRUCTIONS ON THE NOTICE REGARDING THE AVAILABLITY OF PROXY MATERIALS YOU RECEIVED IN THE MAIL OR YOUR ENCLOSED PROXY CARD. ANY STOCKHOLDER MAY REVOKE A SUBMITTED PROXY AT ANY TIME BEFORE THE EFFECTIVENESS OF STOCKHOLDER APPROVAL BY WRITTEN NOTICE TO SUCH EFFECT OR BY SUBMITTING A SUBSEQUENTLY DATED PROXY. THOSE VOTING BY INTERNET OR BY TELEPHONE MAY ALSO REVOKE THEIR PROXY BY VOTING AND SUBMITTING THEIR PROXY AT A LATER TIME BY INTERNET OR BY TELEPHONE.

KINGSTONE COMPANIES, INC.

PROXY STATEMENT
FOR WRITTEN CONSENT IN LIEU OF A MEETING OF STOCKHOLDERS

SOLICITING, EFFECTIVENESS AND REVOCABILITY OF PROXY

This proxy statement is being sent to all stockholders of record at the close of business on October 15, 2010 in connection with the solicitation by our Board of Directors of proxies to be voted with respect to a proposed written consent in lieu of a meeting of stockholders approving the issuance of 787,409 shares of our common stock (the “Exchange Shares”) in exchange for our outstanding Series E preferred stock (the “Exchange”) (the “Consent”). The proxy materials were sent to stockholders on or about October __, 2010.

All shares represented by proxies duly executed and received will be voted on the proposal in accordance with the instructions specified in such proxy. Proxies so received without specified instructions will be voted FOR the proposal to approve the Exchange.  Proxies received by us on or before _________, 2010 will be counted in the final calculation of votes cast with respect to the proposal.

Stockholder approval of the Exchange will become effective upon the execution by the holders of a majority of the issued and outstanding shares of common stock as of the close of business on October 15, 2010 (excluding the Exchange Shares), directly or by proxy, of a written consent approving the Exchange.

The total number of shares of common stock issued and outstanding as of the close of business on October 15, 2010 was 3,050,977 (exclusive of the Exchange Shares).  Accordingly, the affirmative vote of the holders of 1,525,489 shares of common stock is required to approve the proposal.  The shares of common stock are the only class of securities entitled to vote on matters presented to our stockholders, each share being entitled to one vote. The holders of the Exchange Shares have agreed that they will not vote such shares with respect to the proposal.

Stockholders may expressly abstain from voting on the proposal by so indicating on the proxy. Since the proposal requires the affirmative approval of a majority of the shares of common stock that are issued and outstanding (excluding the Exchange Shares), abstentions will have the effect of a negative vote.

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before the required majority of outstanding shares consents to the approval of the Exchange. The proxy may be revoked by filing with us written notice of revocation or a fully executed proxy bearing a later date. Written revocations or amended proxies should be sent to us at 1154 Broadway, Hewlett, New York 11557, Attention: Corporate Secretary. Those voting by Internet or by telephone may also revoke their proxy by voting and submitting their proxy at a later time by Internet or by telephone.

The proxy is being solicited by our Board of Directors. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial owners of our shares. Solicitations will be made primarily by Internet availability of proxy materials and by mail, but certain of our directors, officers or employees may solicit proxies in person or by telephone, telecopier or email without special compensation.

PROPOSAL TO APPROVE THE ISSUANCE OF COMMON STOCK
IN EXCHANGE FOR SERIES E PREFERRED STOCK

Effective June 30, 2010, we issued 787,409 shares of our common stock (the “Exchange Shares”) in exchange for approximately 1,299 shares of Series E preferred stock that were issued and outstanding (the “Exchange”). The value of the exchanged Series E Preferred Stock was approximately $1,300,000. The effective price for the Exchange was $1.65 per share of common stock. The terms of the Series E preferred stock had provided for the following: (i) the Series E preferred stock was mandatorily redeemable by us on July 31, 2011, (ii) the Series E preferred stock provided for dividends at the rate of 11.5% per annum, and (iii) the Series E preferred stock was convertible into our common stock at a price of $2.00 per share.

Our Board determined that the Exchange was in the best interest of our company and its stockholders in order to eliminate the mandatory redemption obligation to the holders of the Series E preferred stock of approximately $1,300,000 that was to arise on July 31, 2011 and to eliminate our obligation to pay dividends to the holders of the Series E preferred stock at the rate of 11.5% per annum through that date.  Since, as discussed below, shares of Series E preferred stock were held directly or indirectly by certain members of our Board, the Insurance and Finance Committee of our Board, whose members are Michael R. Feinsod and David A. Lyons, independent members of the Board who did not hold, directly or indirectly, any shares of Series E preferred stock, was given the responsibility to determine the exchange terms that should be offered to the holders of the Series E preferred stock.  The Insurance and Finance Committee determined that, in order to provide to the holders of the Series E preferred stock an incentive to exchange their shares for shares of common stock and, as a result, give up their redemption and dividend rights, an exchange price of $1.65 per share should be offered.  As indicated above, by its terms, the Series E preferred stock was convertible into shares of common stock at a price of $2.00 per share.  Accordingly, in effect, the conversion price was reduced by $.35 per share from $2.00 per share to $1.65 per share in order to provide such incentive.  On June 29, 2010, the closing bid price for our common stock, as reported by The Nasdaq Stock Market (“Nasdaq”), was $2.52 per share.

Among the holders of the Series E preferred stock were the following: (i) AIA Partners, LLC (“AIA”) which exchanged 780 shares of Series E preferred stock (having a value of $780,000) for 472,727 shares of common stock, (ii) a retirement trust for the benefit of Jack Seibald, one of our directors and principal stockholders, which exchanged approximately 288 shares of Series E preferred stock (having a value of approximately $288,000) for 174,824 shares of common stock and (iii) Kidstone LLC (“Kidstone”) which exchanged approximately 115 shares of Series E preferred stock (having a value of approximately $115,000) for 69,929 shares of common stock. Steven Shapiro, a director of Kingstone Insurance Company (“KICO”), one of our wholly-owned subsidiaries, members of the family of Barry B. Goldstein, our Chief Executive Officer and one of our principal stockholders and directors, and members of the family of Sam Yedid, a director of KICO, are members of AIA. In addition, Mr. Shapiro, Mr. Goldstein and a member of Mr. Yedid’s family are the members of Kidstone.

On September 2, 2010, we received a letter from Nasdaq, as amended by its letter of September 17, 2010, informing us that it had determined that our issuance of the Exchange Shares was not in compliance with Nasdaq’s shareholder approval rules set forth in Listing Rule 5635(c) and 5635(d)(2). On September 21, 2010, we submitted a plan to Nasdaq to regain compliance with its listing rules. Pursuant to the plan, we advised Nasdaq that we would enter into agreements with the holders of the Series E preferred stock that would restrict, pending receipt of stockholder approval of the Exchange, the voting of the Exchange Shares, the sale or transfer of the Exchange Shares, and the participation of the Exchange Shares in any dividends or other distributions made by us. In addition, pursuant to the plan, the agreements would indicate that, if stockholder approval of the Exchange is not obtained by March 1, 2011, or if the stockholders vote against the proposal, the Exchange would be unwound. Further, the plan stated that, following the execution of the agreements, we would seek stockholder approval of the Exchange by March 1, 2011. Pursuant to a letter dated September 24, 2010, Nasdaq granted us an extension to regain compliance with its rules pursuant to the foregoing plan provided that, on or before October 11, 2010, we file with Nasdaq the executed agreements with the holders of the Series E preferred stock and that, by March 1, 2011, we notify Nasdaq that stockholder approval for the issuance of the Exchange Shares had been obtained.  In its September 24, 2010 letter, Nasdaq advised that, if we do not satisfy these terms, our common stock will be delisted.  We and the holders of the Series E preferred stock have executed the agreements and we have timely filed copies of the agreements with Nasdaq.

Recommendation and Required Vote

The consent of the holders of a majority of our outstanding shares of common stock (excluding the Exchange Shares) is required for approval of this proposal. Our Board of Directors recommends a vote FOR the approval of the Exchange.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning the compensation for the fiscal years ended December 31, 2009 and 2008 for certain executive officers, including our Chief Executive Officer:

Name and Principal Position	Year	Salary	Bonus	Option Awards(3)	All Other Compensation	Total

Barry B. Goldstein Chief Executive Officer	2009	$275,000	$8,658(2)	-	$14,400	$298,058
	2008	$275,000	-	-	$15,770	$290,770

Victor J. Brodsky Chief Financial Officer	2009	$208,533	-	$37,865	-	$246,398

John D. Reiersen President, Kingstone Insurance Company	2009	$171,000(1)	$19,612(2)	$40,230	-	$230,842

__________
(1)
Represents salary paid by Kingstone Insurance Company (“KICO”) (formerly Commercial Mutual Insurance Company) from July 1, 2009 to December 31, 2009. Effective July 1, 2009, we acquired 100% of the stock of KICO.

(2)	Represents portion of bonus paid by KICO that is allocable to the period from July 1, 2009 to December 31, 2009.

(3)
The amounts reported in this column represent the grant date fair value of the option awards granted during the year ended December 31, 2009, calculated in accordance with FASB ASC Topic 718. For a more detailed discussion of the assumptions used in estimating fair value, see Note 16 (Stockholders’ Equity) of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009 that accompanies this proxy statement.

Employment Contracts

Mr. Goldstein is employed as our President, Chairman of the Board and Chief Executive Officer pursuant to an employment agreement, dated October 16, 2007, as amended (the “Goldstein Employment Agreement”), that expires on December 31, 2014. Pursuant to the Goldstein Employment Agreement, effective January 1, 2010, Mr. Goldstein is entitled to receive an annual base salary of $375,000 (“Base Salary”) and annual bonuses based on our net income (which bonus, commencing for 2010, may not be less than $10,000 per annum). Mr. Goldstein’s annual base salary had been $350,000 from January 1, 2004 through December 31, 2009. On August 25, 2008, we and Mr. Goldstein entered into an amendment (the “2008 Amendment”) to the Goldstein Employment Agreement. The 2008 Amendment entitles Mr. Goldstein to devote certain time to Kingstone Insurance Company) (“KICO”) (formerly known as Commercial Mutual Insurance Company) to fulfill his duties and responsibilities as Chairman of the Board and Chief Investment Officer of KICO. Such permitted activity is subject to a reduction in Base Salary under the Goldstein Employment Agreement on a dollar-for-dollar basis to the extent of the salary payable by KICO to Mr. Goldstein pursuant to his KICO employment contract, which, effective July 1, 2009, is $157,500 per year. KICO is a New York property and casualty insurer. Effective July 1, 2009, we acquired 100% of the stock of KICO. Pursuant to an amendment entered into with Mr. Goldstein as of March 24, 2010 (the “2010 Amendment”), in addition to the increase in his Base Salary to $375,000 and minimum $10,000 annual bonus, as noted above, the expiration date of the agreement was extended from June 30, 2010 to December 31, 2014, we issued to Mr. Goldstein 50,000 shares of common stock and we granted to him a five year option for the purchase of 188,865 shares of common stock at an exercise price of $2.50 per share, exercisable to the extent of 25% on the date of grant and each of the initial three anniversary dates of the grant. In connection with the stock option grant, we increased the number of shares authorized to be issued pursuant to our 2005 Equity Participation Plan from 300,000 to 550,000, subject to stockholder approval (which has been obtained). Pursuant to the 2010 Amendment, we also agreed that, under certain circumstances following a change of control of Kingstone Companies, Inc. and the termination of his employment, all of Mr. Goldstein’s outstanding options would become exercisable and would remain exercisable until the first anniversary of the termination date.

Mr. Reiersen is employed as President and Chief Executive Officer of KICO pursuant to an employment agreement, dated September 13, 2006, as amended (the “Reiersen Employment Agreement”), that expires on December 31, 2011. Pursuant to the Reiersen Employment Agreement, Mr. Reiersen is currently entitled to receive an annual base salary of approximately $257,000. Effective January 1, 2011, Mr. Reiersen’s annual base salary is scheduled to increase to approximately $269,000.

Mr. Brodsky is employed as our Chief Financial Officer and as Treasurer of KICO.  Effective September 1, 2010, Mr. Brodsky’s aggregate annual base salary is $220,000.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning unexercised options held by the above named executive officers as of December 31, 2009:

Name	Option Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable

Barry B. Goldstein	97,500	32,500(1)	$2.06	10/16/12

Victor J. Brodsky	5,000	15,000(2)	$2.35	7/30/14

John D. Reiersen	-	20,000(3)	$2.35	7/30/14
__________
(1) Such options are exercisable as of October 16, 2010.

(2) Such options are exercisable to the extent of 5,000 shares effective as of July 30, 2010, July 30, 2011 and July 30, 2012.

(3) Such options are exercisable to the extent of 5,000 shares effective as of July 30, 2010, July 30, 2011, July 30, 2012 and July 30, 2013.

Termination of Employment and Change-in-Control Arrangements

Pursuant to the Goldstein Employment Agreement and as provided for in his prior employment agreement which expired on April 1, 2007, Mr. Goldstein would be entitled, under certain circumstances, to a payment equal to one and one-half times his then annual salary in the event of the termination of his employment following a change of control of Kingstone Companies, Inc. Under such circumstances, Mr. Goldstein’s outstanding options would become exercisable and would remain exercisable until the first anniversary of the termination date. In addition, in the event Mr. Goldstein’s employment is terminated by Kingstone Companies, Inc. without cause or he resigns with good reason (each as defined in the Goldstein Employment Agreement), Mr. Goldstein would be entitled to receive his base salary and bonuses from Kingstone Companies, Inc. for the remainder of the term, and his outstanding options would become exercisable and would remain exercisable until the first anniversary of the termination date. In addition, in the event Mr. Goldstein’s employment with KICO is terminated by KICO with or without cause, he would be entitled to receive a lump sum payment from KICO equal to six months base salary.

Pursuant to the Reiersen Employment Agreement, Mr. Reiersen is entitled to a severance payment from KICO equal to one-half of his then annual salary.

DIRECTOR COMPENSATION

The following table sets forth certain information concerning the compensation of our directors for the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total

Michael R. Feinsod	$9,425	$9,458	-	$18,883

Jay M. Haft	$7,250	$7,394	-	$14,644

David A. Lyons	$9,925	$9,658	-(1)	$19,583

Jack D. Seibald	$12,225	$11,923	-	$24,148
_______________

(1)	As of December 31, 2009, Mr. Lyons held options for the purchase of 20,000 shares of common stock.

Our non-employee directors are entitled to receive compensation for their services as directors as follows:

•	$15,000 per annum (1)
•	up to additional $5,000 per annum for committee chair (1)
•	$350 per Board meeting attended ($175 if telephonic)
•	$200 per committee meeting attended ($100 if telephonic)
_______________

(1)      Payable one-half in stock and one-half in cash.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Security Ownership

The following table sets forth certain information as of October 15, 2010 regarding the beneficial ownership of our shares of common stock by (i) each person who we believe to be the beneficial owner of more than 5% of our outstanding shares of common stock (exclusive of the Exchange Shares), (ii) each present director, (iii) each person listed in the Summary Compensation Table under “Executive Compensation,” and (iv) all of our present executive officers and directors as a group. The “Number of Shares Beneficially Owned” below excludes the Exchange Shares. The “Approximate Percent of Class” below is calculated as if the Exchange Shares were not outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Approximate Percent of Class(1)

Barry B. Goldstein 1154 Broadway Hewlett, New York	911,116 (2)(3)	28.2%

Michael R. Feinsod c/o Infinity Capital 50 Jericho Quadrangle Jericho, New York	499,490 (2)(4)	16.4%

Morton L. Certilman 90 Merrick Avenue East Meadow, New York	179,829 (2)	5.9%

Jay M. Haft 69 Beaver Dam Road Salisbury, Connecticut	171,697 (2)(5)	5.6%

Jack D. Seibald 1336 Boxwood Drive West Hewlett Harbor, New York	136,323 (2)(6)	4.5%

David A. Lyons 252 Brookdale Road Stamford, Connecticut	16,660	*

Victor J. Brodsky 1154 Broadway Hewlett, New York	10,000 (7)	*

John D. Reiersen 15 Joys Lane Kingston, New York	9,600 (8)	*

All executive officers and directors as a group (7 persons)	1,754,886 (2)(3)(4)(5)(6)(7)(8)	54.1%
__________
*         Less than 1%.

(1)
Excludes the Exchange Shares issued pursuant to the Exchange. The Exchange Shares are not included in the computation of the outstanding shares for purposes of shareholder approval of the Exchange or in computing the respective percentages above and are not being voted with respect to the approval of the Exchange (see “Proposal to Approve the Issuance of Common Stock in Exchange for Series E Preferred Stock”).

(2)	Based upon Schedule 13D filed under the Securities Exchange Act of 1934, as amended, and other information that is publicly available.

(3)
Includes (i) 14,660 shares held in retirement trusts for the benefit of Mr. Goldstein and (ii) 177,216 shares issuable upon the exercise of options that are exercisable currently or within 60 days. Excludes shares owned by members of Mr. Goldstein’s family. Mr. Goldstein disclaims beneficial ownership of the shares owned by such family members.

(4)
Includes 487,495 shares owned by Infinity Capital Partners, L.P. (“Partners”). Each of (i) Infinity Capital, LLC (“Capital”), as the general partner of Partners, (ii) Infinity Management, LLC (“Management”), as the Investment Manager of Partners, and (iii) Michael Feinsod, as the Managing Member of Capital and Management, the General Partner and Investment Manager, respectively, of Partners, may be deemed to be the beneficial owners of the shares held by Partners. Pursuant to the Schedule 13D filed under the Securities Exchange Act of 1934, as amended, by Partners, Capital, Management and Mr. Feinsod, each has sole voting and dispositive power over the shares. Also includes 5,000 shares held in a retirement trust for the benefit of Mr. Feinsod.

(5)	Includes 3,076 shares held in a retirement trust for the benefit of Mr. Haft.

(6)
Includes (i) 113,000 shares owned jointly by Mr. Seibald and his wife, Stephanie Seibald and (ii) 3,000 shares owned by Boxwood FLTD Partners, a limited partnership (“Boxwood”). Mr. Seibald has voting and dispositive power over the shares owned by Boxwood.

(7)	Represents shares issuable upon the exercise of currently exercisable options.

(8)	Includes 5,000 shares issuable upon the exercise of currently exercisable options.

Securities Authorized for Issuance Under the 2005 Equity Compensation Plan

The following table sets forth information as of December 31, 2009 with respect to our 2005 Equity Participation Plan:

EQUITY COMPENSATION PLAN INFORMATION FOR
2005 EQUITY PARTICIPATION PLAN

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by security holders	205,000	$2.16	92,500
Equity compensation plan not approved by security holders	-0-	-0-	-0-
Total	205,000	$2.16	92,500

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This proxy statement is accompanied by a copy of our Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”) and our Quarterly Report on Form 10-Q for the period ended June 30, 2010 (the “June 30, 2010 Form 10-Q”) (in each case excluding exhibits). We may charge a fee equal to our reasonable expenses in furnishing exhibits.

The following information from our 2010 Form 10-K (File No. 0-1665), as filed with the Securities Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is hereby incorporated by reference into this proxy statement:

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in Item 7 thereof;

•	our consolidated financial statements as of December 31, 2009 and 2008 and for the years then ended, included in Item 8 thereof; and

•	“Changes in and Disagreements with Accountants on Accounting and Financial Disclosure,” included in Item 9 thereof.

The following information from our June 30, 2010 Form 10-Q (File No. 0-1665), as filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, is hereby incorporated by reference into this proxy statement:

•	Our consolidated interim financial statements as of June 30, 2010 and for the six months ended June 30, 2010 and 2009, included in Part I, Item 1 thereof; and

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in Part I, Item 2 thereof.

Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Barry B. Goldstein
Chief Executive Officer

October __, 2010

KINGSTONE COMPANIES, INC. 1154 BROADWAY HEWLETT, NY 11557
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

KINGSTONE COMPANIES, INC.

1. Proposal to approve the following resolution by written consent in lieu of a meeting of stockholders:

“RESOLVED, that the issuance by Kingstone Companies, Inc. (the “Company”) of 787,409 shares of common stock in exchange for the Company’s outstanding Series E preferred stock (the “Exchange”) is approved.”

The Board of Directors recommends a vote FOR Proposal 1.

For ❒	Against ❒	Abstain ❒

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSAL 1.

_______________________________	____________	_________________________________	__________
Signature [PLEASE SIGN WITHIN BOX]	DATE	Signature [PLEASE SIGN WITHIN BOX]	DATE

ACTION BY WRITTEN CONSENT
IN LIEU OF A MEETING OF STOCKHOLDERS

KINGSTONE COMPANIES, INC.

Please date, sign and mail
your proxy card
in the envelope provided
as soon as possible.

Important Notice Regarding the Availability of Proxy Materials:
The Notice and Proxy Statement, Form 10-K and Form 10-Q are available at www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided.
-------------------------------------------------------------------------------------------------------------

KINGSTONE COMPANIES, INC.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Barry B. Goldstein as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and act by written consent in lieu of a meeting of stockholders, as designated on the reverse side, all the shares of common stock of Kingstone Companies, Inc. held of record by the undersigned at the close of business on October 15, 2010 with respect to the proposal to approve the Exchange (as defined on the reverse side).

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXY TO VOTE IN THE SAME MANNER AS YOU VOTED YOUR PROXY CARD. THE TELEPHONE AND INTERNET VOTING FACILITIES WILL CLOSE AT 11:59 P.M. ON ___________, 2010.